Exhibit 99

ORBCOMM ANNOUNCES FOURTH QUARTER AND FULL YEAR 2015 RESULTS

– 2015 Total Revenues of $178.3 Million Increased 85% Year-Over-Year with 17% Organic Growth –

– Adjusted EBITDA of $11.9 Million in Q4 and $42.3 Million for 2015 –

– Successful Launch of 11 OG2 Satellites Completes Second Generation Constellation –

Rochelle Park, NJ, March 9, 2016 – ORBCOMM Inc. (NASDAQ: ORBC), a global provider of Machine-to-Machine (M2M) and Internet of Things (IoT) solutions, today announced financial results for the fourth quarter and full year ended December 31, 2015.

The following financial highlights are in thousands of dollars.

	Three months ended December 31,		Twelve months ended December 31,
	2015	2014	2015	2014
Service Revenues	$27,140	$15,183	$99,973	$59,695
Product sales	$17,856	$14,285	$78,320	$36,547
Total Revenues	$44,996	$29,468	$178,293	$96,242
Net Income (Loss) attributable to ORBCOMM Inc. Common Stockholders	$230	($5,641)	($13,287)	($4,721)
Net Income (Loss) – Ex-Items, attributable to ORBCOMM Inc. Common Stockholders (1,5)	$972	($2,830)	$4,264	($297)
Basic EPS	$0.00	($0.09)	($0.19)	($0.08)
Basic EPS – Ex-Items (2,5)	$0.01	($0.04)	$0.06	($0.01)
EBITDA (3,5)	$9,535	$1,205	$19,443	$9,331
Adjusted EBITDA (4,5)	$11,895	$5,154	$42,307	$17,704

(1) Net Income (Loss) – Ex-Items, attributable to ORBCOMM Inc. Common Stockholders is defined as Net Income (Loss) attributable to ORBCOMM Inc. Common Stockholders, excluding Impairment Loss-satellite network, and Acquisition-related and integration costs.

(2) Basic EPS – Ex-Items is defined as Basic EPS excluding Impairment Loss-satellite network, and Acquisition-related and integration costs.

(3) EBITDA is defined as earnings attributable to ORBCOMM Inc. before interest income (expense), loss on debt extinguishment, provision for income taxes and depreciation and amortization.

(4) Adjusted EBITDA is defined as EBITDA, adjusted for stock-based compensation expense, noncontrolling interests, impairment loss, non-capitalized satellite launch and in-orbit insurance, insurance recovery, and acquisition-related and integration costs.

(5) A table presenting Net Income (Loss) – Ex-Items, attributable to ORBCOMM Inc. Common Stockholders, EBITDA and Adjusted EBITDA, reconciled to GAAP Net Income and Basic EPS – Ex-Items reconciled to GAAP Basic EPS, is among other financial tables at the end of this release.

1

“2015 has been our most significant year to date, not only based on our solid financial performance but also our strong market position as a leading global provider of M2M and IoT solutions,” said Marc Eisenberg, ORBCOMM’s Chief Executive Officer. “From new customer wins, to executing on our large deployments, to the integration of our three acquisitions, to continued innovation, as well as the completion of our advanced OG2 satellite constellation, ORBCOMM has a great deal of momentum. With our flexibility, dynamic capabilities and global footprint, backed by our incredible technical strength, ORBCOMM is well positioned for 2016 and beyond.”

“The fourth quarter marked another high-performance quarter for ORBCOMM, with Revenue growth translating into improving profitability. Service Revenues increased 79% over the prior year, boosted by both acquisitions and organic growth as we continue to install and activate the hardware sold,” said Robert Costantini, ORBCOMM’s Chief Financial Officer.  “Adjusted EBITDA of $11.9 million increased 131% over the prior year with healthy margin expansion to 26%, reflecting our operating leverage as we scale the business.”

Recent Highlights:

Financial Highlights

•

For Q4 of 2015, Total Revenues of $45.0 million were up 53% year-over-year.   Service Revenues increased 79% over the prior year period to $27.1 million and Product Sales of $17.9 million, were 25% higher than the prior year period.  For the full year 2015, Total Revenues were $178.3 million, up 85% over last year, with 17% organic growth on a constant currency basis.

•

For Q4 of 2015, Adjusted EBITDA was $11.9 million, an increase of $6.7 million or 131% over the prior year period.  Full year 2015 Adjusted EBITDA totaled $42.3 million, up $24.6 million or 139% compared to the prior year.

•

ORBCOMM’s Q4 2015 Net Income of $0.2 million improved $5.9 million compared to the Net (Loss) of ($5.6) million in last year’s fourth quarter.  For the full year 2015, ORBCOMM’s Net (Loss) of ($13.3) million due to a satellite impairment charge of $12.7 million, and increases in Depreciation and Amortization of $15.7 million, compared to a Net (Loss) of ($4.7) million in 2014.

Net Income (Loss) Ex-Items (see non-GAAP reconciliation table at the end of this release),  excluding Acquisition-Related and Integration costs and Impairment charges was Net Income – Ex-Items of $1.0 million for the fourth quarter of 2015 compared to a Net (Loss) – Ex-Items of ($2.8) million for the same period last year.  For the full year 2015, Net Income – Ex-Items was $4.3 million compared to a Net (Loss) – Ex-Items of ($0.3) million for the year in 2014.

•

Net subscriber communicator additions for ORBCOMM were 239,000 in Q4 of 2015, including over 200,000 subscribers being added from the acquisition of WAM Technologies in the quarter, taking the total billable subscriber communicators to 1,569,000 at December 31, 2015, which compares to 976,000 at the end of last year; a 61% increase year-over-year.

Launch Highlights

•

On December 21, 2015, ORBCOMM successfully launched eleven second generation OG2 satellites from Cape Canaveral, Florida. After undergoing extensive In-Orbit Testing to verify that all subsystems are properly functioning all eleven satellites are providing commercial M2M messaging and Automatic Identification System (AIS) services as of March 1, 2016.

Customer Highlights

•

On January 28, 2016, ORBCOMM announced that it was selected by Terex Materials Processing, a business segment of Terex Corporation (Terex), to deliver a customized end-to-end telematics solution to track and monitor Powerscreen® and Terex® Finlay machines. ORBCOMM’s comprehensive dual-mode solution will provide global satellite data service combined with cellular connectivity through ORBCOMM’s wireless partner, AT&T, along with state-of-the-art hardware and a robust web-based platform for asset management. Terex Materials Processing has officially begun offering the factory installed deployment of ORBCOMM’s telematics system on its machinery and expects to standardize the solution across several different models that ship from its primary factory in Ireland.

•

On February 11, 2016, ORBCOMM announced that Lockheed Martin’s Aeronautics Division has selected ORBCOMM’s turnkey iApp platform as a replacement to their existing RFID-based data collection solution. ORBCOMM’s robust iApp platform will enable automated data capture, processing, traceability and analysis of assets located at global storage sites managed by Lockheed Martin, their partners and their sellers.

•

On February 25, 2016 and March 3, 2016, ORBCOMM announced that it has added Bay and Bay Transportation (Bay and Bay) and Commercial Trailer Leasing (CTL) respectively to its customer portfolio. Founded in 1959, Bay and Bay is a premier trucking and logistics provider and a leader in the temperature-control market with extensive reach across the United States.  ORBCOMM will provide Bay and Bay with industry-leading telematics solutions to track and monitor its mixed fleet, including dry van and refrigerated trailers as well as dry tank assets, which are used to transport a variety of non-food grade materials. ORBCOMM will provide CTL, a New Jersey-based lessor of trailers, with its solar-powered asset tracking solution for select customers on their dry van trailers. ORBCOMM's solution will provide wireless connectivity through ORBCOMM's state-of-the-art hardware and a web-based reporting platform for optimal fleet management.

Product Highlights

•

On January 26, 2016, ORBCOMM launched the commercial availability of its new OGi IsatData Pro (IDP) core modem, which is the smallest and lowest cost IDP modem built to date utilizing the Inmarsat I-4 L-band satellites. The OGi modem is a software-defined radio that leverages the ORBCOMM satellite modem platform. With a footprint nearly 50% smaller than a credit card, both ORBCOMM’s OG2 and OGi modems utilize the same electrical and application interfaces, including the connectors, power input and programming environment. This interchangeable format enables customers to plug-n-play satellite connectivity utilizing the ORBCOMM VHF network and/or the Inmarsat L-band network without the need to redesign their M2M solutions.

•

On February 23, 2016, ORBCOMM announced additions to its fleet management portfolio. This includes the new cellular-only SkyWave IDP-782 device and the viaFleet web application for tracking, monitoring and managing trucks, railcars and other mobile assets. By leveraging ORBCOMM's extensive fleet management solutions, fleet operators can reduce fuel costs, optimize travel routes, monitor driver behavior, minimize idle times and ensure cargo and driver security.

•

On February 29, 2016, ORBCOMM announced the new release of CargoWatch® Secure, a powerful, real-time cargo security and condition monitoring solution that provides complete shipment lifecycle awareness and visibility of dry and refrigerated cargo in transit and in storage. The application is designed to traverse across a variety of transportation modes and serve multiple parties from origin to destination.

Industry Awards

•

On January 4, 2016, ORBCOMM was recognized by Food Logistics, the only publication dedicated exclusively to the global food and beverage supply chain, on the 12th annual FL100+ list. The FL100+ is a listing of software, hardware and IT service providers that focus on the unique technology needs of the food distribution business.

•

On January 8, 2016, ORBCOMM was named the Satellite M2M Service Provider of the Year as part of the 3rd Annual 2016 Compass Intelligence A-List in M2M Awards. ORBCOMM received the award at the Compass Intelligence press luncheon held at the Las Vegas Convention Center and World Trade Center during the 2016 International CES® trade show in Las Vegas, NV.

•

On February 4, 2016, ORBCOMM announced that it is one of four prestigious New Jersey companies to have been chosen as an honoree for the 2016 Association for Corporate Growth (ACG) NJ Corporate Conference and Awards Program. The award honors middle market companies with operations in NJ that have revenue between $5 million and $500 million and that have quantifiably grown through an innovative business model, deal or best practice.

For more information on recent highlights, please visit www.orbcomm.com.

Financial Results and Highlights

Revenues

Total Revenues for the fourth quarter of 2015 were $45.0 million compared to $29.5 million during the same period last year, an increase of 53%.  Total Revenues for the full year 2015 were $178.3 million compared to $96.2 million in 2014, an increase of 85%, with organic constant currency growth of 17%.

For the fourth quarter of 2015, Service Revenues were up 79% over the comparable period in 2014, to $27.1 million.  The increase in Service Revenues in Q4 of 2015 was driven by strong organic constant currency growth of 10%, as well as acquisitions. Service Revenues in Q4 of 2015 also benefitted from higher than usual installation and professional fees of $0.4 million.  For the full year 2015, Service Revenues were $100.0 million compared to $59.7 million in 2014, an increase of $40.3 million or 67%.

Product Sales during the fourth quarter of 2015 were $17.9 million compared to $14.3 million during the same period last year, increasing $3.6 million or 25%.  The quarterly year-over-year increase in Product Sales was aided by sales from the acquired companies.  Product Sales for the full year 2015 were $78.3 million compared to $36.5 million in 2014, an increase of $41.8 million or 114%, with solid organic constant currency growth of $12.5 million or 34%.

Direct Costs and Operating Expenses

Total direct costs and operating expenses for the fourth quarter of 2015 were $42.6 million compared to $32.7 million during the same period in 2014. Direct costs increased year-over-year largely due to increases in Service Revenues and costs to operate the companies acquired during the year in 2015.  Gross Profit for the fourth quarter of 2015 was $23.4 million, increasing $11.6 million or 97% compared to $11.9 million for the prior year quarter, due to the increase in Service Revenues and Product Sales.  Q4 2015 operating expenses were higher than the prior year period primarily due to expenses from the companies acquired such as acquired employees and higher Depreciation and Amortization, partially offset by lower Acquisition-Related and Integration costs in the fourth quarter of 2015 versus the prior year and the impact on a comparable basis from an asset impairment charge of $0.6 million in the fourth quarter of 2014.

Total direct and operating expenses for the full year 2015 were $185.5 million compared to $97.8 million in 2014.  Gross Profit for the full year 2015 was $87.8 million, increasing $40.2 million or 85% over the prior year.

Income (Loss) Before Income Taxes, Net Income (Loss), and Earnings Per Share

Income Before Income Taxes for the fourth quarter of 2015 was $1.2 million, a significant improvement over the ($5.9) million loss for the fourth quarter of 2014.  For the full year 2015, the (Loss) Before Income Taxes was ($11.8) million compared to a ($4.1) million loss in 2014 and included $12.7 million in satellite impairment charges and increases in Depreciation and Amortization of $15.7 million in 2015.

Net Income attributable to ORBCOMM Inc. Common Stockholders was $0.2 million for the fourth quarter of 2015, compared to a loss of ($5.6) million for the same period in 2014.  Basic EPS was $0.00 per share for the fourth quarter of 2015 versus a loss of ($0.09) per share for the fourth quarter of 2014.  Net (Loss) attributable to ORBCOMM Inc. Common Stockholders was ($13.3) million for the full year 2015 compared to a loss of ($4.7) million in 2014.  Basic EPS was a loss of ($0.19) per share for the full year 2015 versus a loss of ($0.08) per share for 2014.

Net Income (Loss) Ex-Items excluding Acquisition-Related and Integration costs and Satellite Impairment charges was $1.0 million (basic EPS – Ex-Items was $0.01) for the fourth quarter of 2015 compared to Net (Loss) – Ex-Items of ($2.8) million (basic EPS Ex-Items of a loss of ($0.04)) for the comparable period last year.  For the full year 2015, Net Income – Ex-Items was $4.3 million (basic EPS – Ex-Items was $0.06) compared to Net (Loss) – Ex-Items of ($0.3) million (basic EPS Ex-Items of a loss of ($0.01)) for 2014.

Net Income (Loss) – Ex-Items, attributable to ORBCOMM Inc. Common Stockholders and Basic EPS – Ex-Items are non-GAAP financial measures used by the Company. Please see the financial tables at the end of the release for a reconciliation of Net Income (Loss) – Ex-Items, attributable to ORBCOMM Inc. Common Stockholders and Basic EPS – Ex-Items.

EBITDA and Adjusted EBITDA

EBITDA for the fourth quarter of 2015 was $9.5 million compared to $1.2 million in the fourth quarter of 2014.  For the full year 2015, EBITDA was $19.4 million compared to $9.3 million in 2014, an increase of $10.1 million or 108%.

Adjusted EBITDA of $11.9 million for the fourth quarter of 2015 compared to $5.2 million in the fourth quarter of 2014, an increase of $6.7 million or 131%.  For the full year 2015, Adjusted EBITDA was $42.3 million compared to $17.7 million for 2014, an increase of $24.6 million or 139%.

EBITDA and Adjusted EBITDA are non-GAAP financial measures used by the Company to measure operating performance and the quality of earnings. Please see the financial tables at the end of the release for a reconciliation of EBITDA and Adjusted EBITDA.

Balance Sheet & Cash Flow

At December 31, 2015, Cash and Cash Equivalents, Cash Held for Acquisition and Restricted Cash totaled $28.1 million, compared to $215.8 million at December 31, 2014, decreasing $187.7 million.  Cash decreased primarily due to the acquisitions of SkyWave, InSync and WAM Technologies and Capital Expenditures of $70.0 million mostly related to milestone and insurance payments for the OG2 program, offset by Cash from Operations of $26.1 million.

Investment Community Conference Call

ORBCOMM will host a conference call and webcast for the investment community this morning at 10:00 AM ET. Senior management will review the results, discuss ORBCOMM’s business, and address questions.  To access the call, domestic participants should dial 1-888-417-8516 at least ten minutes prior to the start of the call. International callers should dial 1-719-457-2689.  To hear a live web simulcast or to listen to the archived webcast following completion of the call, please visit the Company’s website at http://investors.orbcomm.com and then select “News & Events” to access the link to the call.  To listen to a telephone replay of the conference call, please dial 1-888-203-1112 domestically or 1-719-457-0820 internationally and enter reservation identification number 9246532.  The replay will be available from approximately 3:30 PM ET on March 9, 2016, through 3:30 PM ET on March 23, 2016.

About ORBCOMM Inc.

ORBCOMM Inc. (NASDAQ: ORBC) is a leading global provider of Machine-to-Machine (M2M) communication solutions and the only commercial satellite network dedicated to M2M. ORBCOMM’s unique combination of global satellite, cellular and dual-mode network connectivity, hardware, web reporting applications and software is the M2M industry’s most complete service offering. Our solutions are designed to remotely track, monitor, and control fixed and mobile assets in core vertical markets including transportation & distribution, heavy equipment, industrial fixed assets, oil & gas, maritime, mining and government.

With nearly 20 years of innovation and expertise in M2M, ORBCOMM has more than 1.5 million subscribers with a diverse customer base including premier OEMs such as Caterpillar Inc., Doosan Infracore America, Hitachi Construction Machinery Co., Ltd., John Deere, Komatsu Ltd., and Volvo Construction Equipment, as well as end-to-end solutions customers such as C&S Wholesale, Canadian National Railways, CR England, Hub Group, KLLM Transport Services, Marten Transport, Swift Transportation, Target, Tropicana, Tyson Foods, Walmart, Union Pacific Railroad and Werner Enterprises. For more information, visit www.orbcomm.com.

Forward-Looking Statements

Certain statements discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to our plans, estimates, objectives and expectations for future events and other statements that are not historical facts. Such forward-looking statements, including those concerning the Company’s expectations and estimates, are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from the results, projected, expected or implied by the forward-looking statements, some of which are beyond the Company’s control, that may cause the Company’s actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include but are not limited to: dependence of SkyWave’s business on its commercial relationship with Inmarsat plc and the services provided by Inmarsat plc, including the continued availability of Inmarsat plc’s satellites; substantial losses we have incurred and may continue to incur; demand for and market acceptance of our products and services and the applications developed by us and our resellers; market acceptance and success of our Automatic Identification System business; dependence on a few significant customers, including a concentration in Brazil, loss or decline or slowdown in the growth in business from key customers, such as Caterpillar Inc., Hitachi Construction Machinery Co., Ltd., Komatsu Ltd., Onixsat, Satlink S.L., Sascar and Maersk Lines, other value-added resellers, or VARs, and international value-added resellers, or IVARs, and other value-added Solution Providers, or SPs; dependence on a few significant vendors or suppliers, loss or disruption or slowdown in the supply of products and services from key vendors, such as Inmarsat plc. and Sanmina Corporation; loss or decline or slowdown in growth in business of any of the specific industry sectors we serve, such as transportation, heavy equipment, fixed assets and maritime; our potential future need for additional capital to execute on our growth strategy; additional debt service acquired with or incurred in connection with existing or future business operations; our acquisitions may expose us to additional risks, such as unexpected costs, contingent or other liabilities, or weaknesses in internal controls, and expose us to issues related to non-compliance with domestic and foreign laws, particularly regarding our acquisitions of businesses domiciled in foreign countries; the terms of our credit agreement, under which we currently have borrowed $150 million and may borrow up to an additional $10 million, could restrict our business activities or our ability to execute our strategic objectives or adversely affect our financial performance; the inability to effect suitable investments, alliances and acquisitions or the failure to integrate and effectively operate the acquired businesses; fluctuations in foreign currency exchange rates; the inability of our subsidiaries, international resellers and licensees to develop markets outside the United States; the inability to obtain or maintain the necessary regulatory authorizations, approvals or licenses, including those that must be obtained and maintained by third parties, for particular countries or to operate our satellites; technological changes, pricing pressures and other competitive factors; in-orbit satellite failures or reduced performance of our existing satellites; the failure of our system or reductions in levels of service due to technological malfunctions or deficiencies or other events; significant liabilities created by products we sell; litigation proceedings; inability to operate due to changes or restrictions in the political, legal, regulatory, government, administrative and economic conditions and developments in the United States and other countries and territories in which we provide our services; ongoing global economic instability and uncertainty; and changes in our business strategy. In addition, specific consideration should be given to various factors described in Part I, Item 1A. “Risk Factors” and Part II, Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2015, and other documents, on file with the Securities and Exchange Commission. The Company undertakes no obligation to publicly revise any forward-looking statements or cautionary factors, except as required by law.

Contacts

Investor Inquiries:	Media Inquiries:
Michelle Ferris	Chuck Burgess
Director of Corporate Communications	President
ORBCOMM Inc.	The Abernathy MacGregor Group
703-433-6516	212-371-5999
ferris.michelle@orbcomm.com	clb@abmac.com

ORBCOMM Inc.
Condensed Consolidated Balance Sheets
(In thousands, except share data)

	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$27,077	$91,565
Cash held for acquisition	—	123,000
Accounts receivable, net of allowances for doubtful accounts of $1,233 and $706, respectively	29,816	23,194
Inventories	20,712	11,650
Prepaid expenses and other current assets	5,646	2,333
Restricted cash - current	1,000	—
Deferred income taxes	508	814
Total current assets	84,759	252,556
Satellite network and other equipment, net	229,970	180,621
Goodwill	112,425	39,870
Intangible assets, net	93,172	26,334
Restricted cash - non-current	—	1,195
Other assets	6,573	5,921
Deferred income taxes	—	51
Total assets	$526,899	$506,548
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$13,895	$8,750
Accrued liabilities	24,186	20,336
Current portion of deferred revenue	7,652	3,525
Total current liabilities	45,733	32,611
Note payable — related party	1,241	1,389
Notes payable	150,000	150,000
Deferred revenue, net of current portion	6,024	2,579
Deferred tax liabilities	18,440	5,696
Other liabilities	5,705	5,764
Total liabilities	227,143	198,039
Commitments and contingencies
Equity:
ORBCOMM Inc. stockholders’ equity
Series A Convertible Preferred Stock, par value $0.001; 1,000,000 shares authorized; 35,759 and 90,973 shares issued and outstanding	357	909
Common stock, par value $0.001; 250,000,000 shares authorized; 70,613,642 and 70,109,488 shares issued at December 31, 2015 and December 31, 2014	71	70
Additional paid-in capital	381,659	376,297
Accumulated other comprehensive income (loss)	(1,174)	(583)
Accumulated deficit	(81,424)	(68,137)
Less treasury stock, at cost, 29,990 shares at December 31, 2015 and December 31, 2014	(96)	(96)
Total ORBCOMM Inc. stockholders’ equity	299,393	308,460
Noncontrolling interests	363	49
Total equity	299,756	308,509
Total liabilities and equity	$526,899	$506,548

ORBCOMM Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Quarters Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Revenues:
Service revenues	$27,140	$15,183	$99,973	$59,695
Product sales	17,856	14,285	78,320	36,547
Total revenues	44,996	29,468	178,293	96,242
Cost of revenues, exclusive of depreciation and amortization shown below:
Cost of services	9,321	5,348	34,109	20,339
Cost of product sales	12,251	12,247	56,413	28,345
Gross profit	23,424	11,873	87,771	47,558
Operating expenses:
Selling, general and administrative	11,261	7,149	44,395	30,989
Product development	1,841	787	6,469	2,895
Impairment charges - satellite network	-	605	12,748	605
Depreciation and amortization	7,145	4,386	26,571	10,856
Acquisition-related and integration costs	742	2,206	4,803	3,819
Income (loss) from operations	2,435	(3,260)	(7,215)	(1,606)
Other (expense) income:
Interest income	98	16	344	47
Other income	32	133	339	240
Interest expense	(1,336)	(146)	(5,242)	(149)
Loss on debt extinguishment	—	(2,649)	—	(2,649)
Total other (expense) income	(1,206)	(2,646)	(4,559)	(2,511)
Income (loss) before income taxes	1,229	(5,906)	(11,774)	(4,117)
Income taxes	913	(337)	1,225	408
Net income (loss)	316	(5,569)	(12,999)	(4,525)
Less: Net income attributable to the noncontrolling interests	77	54	252	159
Net income (loss) attributable to ORBCOMM Inc.	$239	$(5,623)	$(13,251)	$(4,684)
Net income (loss) attributable to ORBCOMM Inc. common stockholders	$230	$(5,641)	$(13,287)	$(4,721)
Per share information-basic:
Net income (loss) attributable to ORBCOMM Inc. common stockholders	$0.00	$(0.09)	$(0.19)	$(0.08)
Per share information-diluted:
Net income (loss) attributable to ORBCOMM Inc. common stockholders	$0.00	$(0.09)	$(0.19)	$(0.08)
Weighted average common shares outstanding:			-
Basic	70,546	62,984	70,419	56,684
Diluted	72,209	62,984	70,419	56,684

ORBCOMM Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Years ended December 31,
	2015	2014
Cash flows from operating activities:
Net loss	$(12,999)	$(4,525)
Adjustments to reconcile net loss to net cash provided by operating activities:
Change in allowance for doubtful accounts	676	427
Change in the fair values of acquisitions-related contingent consideration	(1,606)	(2,132)
Amortization of the fair value adjustment related to StarTrak warranty liabilities	(12)	(164)
Amortization and write-off of deferred debt fees	464	869
Depreciation and amortization	26,571	10,856
Impairment loss – satellite network	12,748	605
Stock-based compensation	4,620	3,610
Foreign exchange (gains) losses	(413)	(227)
Increase in fair value of indemnification assets	—	(126)
Loss on settlement agreement in connection with the indemnification assets	—	97
Deferred income taxes	825	(276)
Other	—	173
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	8,045	(6,882)
Inventories	(7,953)	(5,291)
Prepaid expenses and other assets	(449)	(173)
Accounts payable and accrued liabilities	(2,995)	5,353
Deferred revenue	(1,126)	611
Other liabilities	(313)	397
Net cash provided by operating activities	26,083	3,202
Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(141,575)	(28,883)
Capital expenditures	(70,017)	(45,543)
Cash held for acquisition	123,000	(123,000)
Proceeds received from settlement agreement in connection with indemnification assets	—	691
Proceeds from warranty claim on acquired inventory	—	167
Change in restricted cash	—	1,000
Net cash used in investing activities	(88,592)	(195,568)
Cash flows from financing activities:
Proceeds received from issuance of common stock in connection with public offerings, net of underwriters’ discounts and commissions and offering costs	—	114,798
Proceeds received from issuance of long-term debt	10,000	150,000
Cash paid for debt issuance costs	(942)	(3,652)
Proceeds received from exercise of stock options	244	101
Payment of deferred purchase consideration	(1,106)	(25)
Principal payment of long-term debt	(10,000)	(45,000)
Principal payments of capital leases	—	(163)
Net cash (used in) provided by financing activities	(1,804)	216,059
Effect of exchange rate changes on cash and cash equivalents	(175)	(482)
Net (decrease) increase in cash and cash equivalents	(64,488)	23,211
Beginning of year	91,565	68,354
End of year	$27,077	$91,565

The following table reconciles our Net Income attributable to ORBCOMM Inc. to EBITDA and Adjusted EBITDA for the periods shown:

	Three months ended		Twelve months ended
	December 31,		December 31,
(in thousands)	2015	2014	2015	2014
Net Income (Loss) attributable to ORBCOMM Inc.	$239	($5,623)	($13,251)	($4,684)
Net interest expense (income)	1,238	130	4,898	102
Loss on debt extinguishment	0	2,649	0	2,649
Provision for income taxes	913	(337)	1,225	408
Depreciation and amortization	7,145	4,386	26,571	10,856
EBITDA	$9,535	$1,205	$19,443	$9,331
Stock-based compensation	1,405	987	4,620	3,610
Noncontrolling interests	77	54	252	159
Acquisition-related and integration costs	742	2,206	4,803	3,819
In-orbit insurance	136	97	441	180
Impairment loss – satellite network	0	605	12,748	605
Adjusted EBITDA	$11,895	$5,154	$42,307	$17,704

EBITDA is defined as earnings attributable to ORBCOMM Inc. before interest income (expense), loss on debt extinguishment, provision for income taxes and depreciation and amortization. ORBCOMM believes EBITDA is useful to its management and investors in evaluating operating performance because it is one of the primary measures used to evaluate the economic productivity of the Company’s operations, including its ability to obtain and maintain its customers, its ability to operate its business effectively, the efficiency of its employees and the profitability associated with their performance. It also helps ORBCOMM’s management and investors to meaningfully evaluate and compare the results of the Company’s operations from period to period on a consistent basis by removing the impact of its financing transactions and the depreciation and amortization impact of capital investments from its operating results. In addition, ORBCOMM management uses EBITDA in presentations to its board of directors to enable it to have the same measurement of operating performance used by management and for planning purposes, including the preparation of the annual operating budget. The Company also believes that EBITDA, adjusted for Stock-based compensation expense, noncontrolling interests, impairment loss, non-capitalized satellite launch and in-orbit insurance, insurance recovery, and acquisition-related and integration costs is useful to investors to evaluate the Company’s core operating results and financial performance and its capacity to fund capital expenditures, because it excludes items that are significant non-cash or non-recurring expenses reflected in the Condensed Consolidated Statements of Operations. Adjusted EBITDA Margin equals Adjusted EBITDA divided by Total Revenues.  EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are not performance measures calculated in accordance with accounting principles generally accepted in the United States, or GAAP. While ORBCOMM considers EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin to be important measures of operating performance, they should be considered in addition to, and not as a substitute for, or superior to, Net Income or other measures of financial performance prepared in accordance with GAAP and may be different than EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin measures presented by other companies. A reconciliation table is presented above.

The following table reconciles our Net Income (Loss) attributable to ORBCOMM Inc. Common Stockholders to Net Income (Loss) – Ex-Items, attributable to ORBCOMM Inc. Common Stockholders and Basic EPS to Basic EPS – Ex-Items for the periods shown:

	Three months ended		Twelve months ended
	December 31,		December 31,
(in thousands except per share data)	2015	2014	2015	2014
Net Income (Loss) attributable to ORBCOMM Inc. Common Stockholders	$230	($5,641)	($13,287)	($4,721)
Impairment Loss – satellite network	0	605	12,748	605
Acquisition-related and integration costs	742	2,206	4,803	3,819
Net Income (Loss) – Ex-Items attributable to ORBCOMM Inc. Common Stockholders	$972	($2,830)	$4,264	($297)
Basic EPS	$0.00	($0.09)	($0.19)	($0.08)
Impact of Adjustments on Basic EPS	$0.01	$0.04	$0.25	$0.08
Basic EPS – Ex-Items	$0.01	($0.04)	$0.06	($0.01)

Net Income (Loss) – Ex-Items attributable to ORBCOMM Inc. Common Stockholders is defined as Net Income (Loss) attributable to ORBCOMM Inc. Common Stockholders, excluding Impairment Loss-satellite network, and Acquisition-related and integration costs.  Basic EPS – Ex-Items is defined as Basic EPS excluding Impairment Loss-satellite network, and Acquisition-related and integration costs.  Net Income (Loss) – Ex-Items attributable to ORBCOMM Inc. Common Stockholders and Basic EPS – Ex-Items are non-GAAP financial measures used by the Company.  These non-GAAP financial measures are used as a means to evaluate period-to-period comparisons.  These non-GAAP measures are presented in this press release as management believes that they will provide investors with a means of evaluating, and an understanding of how management evaluates, the Company’s performance and results on a comparable basis that is not otherwise apparent on a GAAP basis, since many non-recurring, infrequent or non-cash items that management believes are not indicative of the core performance of the business may not be excluded when preparing financial measures under GAAP.  These non-GAAP measures should not be considered in isolation from, as substitutes for, or superior to financial measures prepared in accordance with GAAP, or may be different from similarly titled measures reported by other companies.  A reconciliation table is presented above.